NEWS FROM                                                    ESCO TECHNOLOGIES


For more information contact:                             For media inquiries:
Patricia K. Moore                                         David P. Garino
Director, Investor Relations                              (314) 982-0551
ESCO Technologies Inc.
(314) 213-7277

                      ESCO ANNOUNCES FIRST QUARTER RESULTS
                      ------------------------------------


     St. Louis, MO, February 4, 2005 - ESCO Technologies Inc. (NYSE: ESE) today announced its results for the fiscal 2005 first quarter ended December 31, 2004.

     Net earnings for the fiscal 2005 first quarter were $10.5 million, or $0.80 per share compared to net earnings of $6.2 million, or $0.46 per share in the first quarter of fiscal 2004. The prior year's first quarter results included a net loss from discontinued operations of ($0.4) million, or ($0.04) per share, and the after-tax charges related to the exit and shut down of the Puerto Rican facility of ($0.5) million, or ($0.04) per share. Excluding these items, prior year first quarter "Operational" earnings as defined in earlier releases were $7.1 million, or $0.54 per share.

    A reconciliation of the prior year first quarter GAAP reported earnings to "Operational" earnings is included in the Exhibits attached to this release. The Company believes that the presentation of fiscal 2004 "Operational" earnings provides meaningful additional insight into the Company's performance.

Sales
-----

Fiscal 2005 first quarter consolidated sales of $104.4 million were $8.0 million, or 8 percent higher than 2004 first quarter sales of $96.4 million. Favorable foreign currency values resulted in approximately $1.5 million of the sales increase realized in the 2005 first quarter as compared to the prior year period.

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Add One

     On a segment basis for the first quarter of fiscal 2005, Communications sales increased 7 percent; Filtration / Fluid Flow ("Filtration") sales increased 10 percent; and Test sales increased 7 percent as compared to the prior year period.

     Communications segment sales increased in the first quarter as a result of higher shipments of Comtrak's SecurVision video security products, which generated $7.1 million in sales during the first quarter of 2005 versus $0.5 million of sales in the 2004 first quarter. The significant increase in sales of these products was the result of additional deliveries which had been delayed by the customer who had requested a modification of the operating system to provide enhanced "virus" protection.

     Also within the Communications segment, sales of DCSI's Automatic Meter Reading (AMR) equipment to electric utility customers were $26.4 million in the 2005 first quarter compared to $31 million in the prior year first quarter. Sales to PPL Electric Utilities Corporation (PPL) decreased approximately $11.5 million in the current year's first quarter compared to the first quarter of fiscal 2004 due to the planned completion of the PPL contract. Sales to PPL were $1.0 million and $12.5 million in the first quarter of fiscal 2005 and 2004, respectively. DCSI's sales to electric utility cooperative customers (COOP) and customers other than PPL increased 37 percent during the 2005 first quarter to $25.4 million, from $18.5 million in the prior year first quarter.

     Filtration segment sales increased in the first quarter of fiscal 2005 primarily as a result of higher sales of commercial and military aerospace products at PTI, favorable foreign currency exchange rates related to Filtertek's European operations, and higher defense shipments at VACCO. Test segment sales increased in the first quarter of 2005 due to the completion of several test chamber installations, higher antenna and other component sales, and the completion of additional government shielding projects.

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Add Two

Earnings Before Interest and Taxes (EBIT)
-----------------------------------------

     On a segment basis, items that impacted EBIT as a percent of sales ("EBIT margin") during the first quarter of fiscal 2005 include the following.

     In the Communications segment, EBIT margin for the 2005 first quarter is higher than the prior year period due to the significant increase in shipments of SecurVision products. The 2005 first quarter EBIT margin was also positively impacted by the favorable sales mix of AMR products resulting from additional sales to the COOP market and cost reductions realized on certain components.

     In the Filtration segment, EBIT margin improved during the 2005 first quarter primarily due to: higher aerospace sales at PTI; a more favorable sales mix at VACCO; improved operating efficiencies realized at Filtertek subsequent to exiting the Puerto Rican facility; and $0.6 million of cost reimbursement realized at Filtertek from a medical device customer related to a shortfall in their actual purchases versus the minimum contractually guaranteed amount. The prior year EBIT margin in the Filtration segment was negatively impacted by the exit and move costs incurred and the inefficiencies being absorbed at Filtertek during the first six months of fiscal 2004 as a result of operating in both the Puerto Rico and Juarez facilities.

     In the Test segment, EBIT margin was lower in the current period primarily as a result of approximately $0.3 million in installation cost overruns incurred on government shielding projects located in particularly volatile areas of the world, and higher costs of certain direct materials.

     The Corporate office operating expenses were consistent in both periods presented.

     EBIT from continuing operations for the prior year first quarter was affected by certain charges which are presented in detail in the financial Exhibits attached at the end of this release.

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Add Three

In the first quarter of fiscal 2004, the pretax charges in continuing operations related to these items were $0.7 million. These items are included in "Earnings before income taxes" in the Exhibits.

New Orders
----------

     New orders received in the 2005 first quarter were $101.7 million, resulting in a backlog at December 31, 2004 of $246.4 million. New orders received in Filtration, Communications and Test were $39.2 million, $35.3 million, and $27.1 million in the 2005 first quarter, respectively.

     Subsequent to December 31, 2004, the Company's VACCO subsidiary received two significant orders to produce valves for delivery to the U.S. Government. The orders were for anti-icing valves for the T-700 engine utilized on the Blackhawk Helicopter, and for quiet valves and manifold assemblies used on the Virginia Class Submarine. Both orders were multi-year follow-on awards. The T-700 contract allows for orders up to 5,100 units through fiscal 2009 with an aggregate value of $24.1 million, and included an initial release of 500 units valued at $2.5 million. The Virginia Class order was received for a value not to exceed $18.5 million and provided $6.1 million of initial funding for long-lead materials. Deliveries under the Virginia Class program are scheduled to be completed in fiscal 2008.

Cash Flow
---------

     In the first quarter of 2005, the Company generated $12.3 million of free cash flow, which is defined as "Net Cash Provided by Operating Activities" less "Capital Expenditures." For a reconciliation of free cash flow, see the Exhibits attached to this release.

Stock Repurchase Program
------------------------

     During the first quarter of fiscal 2005, the Company spent $24.9 million to repurchase 335,000 shares of its outstanding stock under its existing stock repurchase program. As of December 31, 2004, approximately 575,000 shares remain available for repurchase by the Company under the current program, which expires September 30, 2006.

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Add Four

Chairman's Commentary
---------------------

     Vic Richey, Chairman and Chief Executive Officer, commented, "Our fiscal 2005 first quarter earnings and cash flow were modestly better than anticipated, and our orders and sales were slightly below what we expected as we entered the quarter. While there was some variability among the operating units' actual performance versus expectations, most of the dynamics can be attributed to timing within the fiscal quarters. Accordingly, our current outlook for fiscal 2005 is consistent with the guidance we provided in our November 16, 2004 release."

     Mr. Richey continued, "As I have previously stated, having recently completed our repositioning actions, we are more focused on growth, particularly in the Automatic Meter Reading (AMR) market. In that regard, during the first quarter we were awarded funded pilots for our AMR system from three Investor Owned Utilities (IOUs). I believe these awards are not only indicative of the increased activity in the marketplace, but also a reflection of the strength of our product offering. During the quarter, we continued our AMR engineering development efforts where we are working towards further product differentiation. We are also continuing to aggressively seek acquisition opportunities which would augment our AMR offering.

     "Across the balance of the business, while our individual opportunities are less significant than those within the AMR space, we are squarely focused on achieving profitable growth. In particular, we are working to take full advantage of the lower cost manufacturing locations we have established. We are also concentrating on raw material cost reductions, not only to offset some of the commodity cost increases we have experienced but also to enhance our competitive position.

     "Overall, I am confident that we will deliver solid results in 2005. I also want to assure you that we are working vigorously across the Company to accelerate the growth of our businesses, both organically and through complementary acquisitions."

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Add Five

Fiscal 2005 Business Outlook
----------------------------

     The Business Outlook noted below is consistent with the guidance presented in the November 16, 2004 Earnings Release, and is reiterated here for convenience.

     Statements contained in the preceding and following paragraphs are based on current expectations. Statements that are not strictly historical are considered forward-looking, and actual results may differ materially.

     The fiscal 2005 Business Outlook described below does not include the impact of potential acquisitions, or the impact of any significant orders from new investor owned utility customers that may be entered into during the fiscal year.

Revenues
--------

     Management expects fiscal 2005 year-over-year revenue growth in Filtration in the range of 2 to 5 percent. In Test, Management expects revenue growth of 4 to 8 percent, and in Communications, Management expects revenue to be flat to down 3 percent. The expected decrease in Communications is due to the fiscal 2004 wind-down of the PPL contract that generated $21.6 million in sales, and the Idaho Power phase one and Bangor Hydro contracts that generated combined sales of approximately $8.5 million in fiscal 2004.

EBIT Margin
-----------

     Management expects EBIT margins to be in the following ranges: Filtration margins should be in the range of 13 to 15 percent; Test margins should be in the range of 9 to 11 percent; and Communications margins should be in the range of 27 to 29 percent.

     Corporate operating expenses are expected to be consistent with fiscal 2004 amounts.

Earnings Per Share
------------------

     Management estimates fiscal 2005 EPS to be in the range of $2.95 to $3.15 per share, with the first half of the fiscal year EPS being between $1.50 and $1.60 per share.

     The effective tax rate for fiscal 2005 is expected to be approximately 38 percent.
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Add Six

Conference Call
---------------

     The Company will host a conference call today, February 4, 2005 at 9:30 a.m., Central Time, to discuss the Company's first quarter operating results. A live audio webcast will be available on the Company's Web site at www.escotechnologies.com. Please access the Web site at least 15 minutes prior to the call to register, download and install any necessary audio software.

     A replay of the conference call will be available for seven days on the Company's website noted above or by phone (dial 1-888-203-1112 and enter the pass code 251319).

Forward-Looking Statements
--------------------------

     Statements in this press release regarding the level of revenue contributions from each segment, potential acquisitions, potential customer contracts, the timing of deliveries under the VACCO T-700 and Virginia Class contracts, the success of cost reduction efforts, fiscal 2005 corporate operating expenses, the fiscal 2005 effective tax rate, future fiscal 2005 results, earnings, revenue growth, EBIT margins, EPS, long term success of the Company and other written or oral statements which are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment including, but not limited to: weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; the availability of selected acquisitions; unforeseen charges impacting corporate operating expenses; the performance of the Company's international operations; successful execution of the planned sale of the Company's Puerto Rico facility; delivery delays or defaults by customers; termination

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Add Seven

for convenience of customer contracts; timing and magnitude of future contract awards; performance issues with key customers, suppliers and subcontractors; collective bargaining and labor disputes; changes in laws and regulations including changes in accounting standards and taxation requirements; changes in foreign or U.S. business conditions affecting the distribution of foreign earnings; costs relating to environmental matters; litigation uncertainty; and the Company's successful execution of internal operating plans.

     ESCO, headquartered in St. Louis, is a leading supplier of engineered filtration products to the process, health care and transportation markets worldwide. In addition, the Company markets proprietary, special purpose communications systems and is the industry leader in RF shielding and EMC test products.

                               - tables attached -

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Add Eight

                     ESCO Technologies Inc. and Subsidiaries
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                Three Months Ended December 31, 2004
                                ------------------------------------


    Net Sales                             $ 104,375
    Cost and Expenses:
      Cost of sales                          68,509
      SG&A                                   19,813
      Interest income                          (481)
      Other (income) expenses, net             (453)
                                               ----
        Total costs and expenses             87,388
                                             ------

    Earnings before income taxes             16,987
    Income taxes                              6,464
                                              -----

      Net earnings                        $  10,523
                                          =========

    Earnings per share:
      Basic
        Net earnings                      $    0.82
                                          =========

      Diluted
        Net earnings                      $    0.80
                                          =========

    Average common shares O/S:
      Basic                                  12,793
                                             ======
      Diluted                                13,204
                                             ======



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Add Nine

                     ESCO Technologies Inc. and Subsidiaries
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)

                                Three Months Ended December 31, 2003
                                ------------------------------------

                                                            (1)
                                   GAAP        Adj.    "Operational"
                                   ----        ----    -------------

Net Sales                        $ 96,396                  96,396
Cost and Expenses:
  Cost of sales                    66,270                  66,270
  SG&A                             18,769      (294) (2)   18,475
  Interest expense                    (36)                    (36)
  Other expenses, net                 614      (392) (3)      222
                                      ---      ----           ---
     Total costs and expenses      85,617      (686)       84,931
                                   ------      ----        ------

Earnings before income taxes       10,779       686        11,465
Income taxes                        4,191       150  (4)    4,341
                                    -----       ---         -----

  Net earnings from
   continuing operations            6,588       536         7,124

Loss from discontinued
  operations, net of tax             (437)      437  (5)       --
                                     ----       ---         -----

  Net earnings                   $  6,151       973         7,124
                                 ========       ===         =====

Earnings (loss) per share:
  Basic
    Net earnings from
     continuing operations       $   0.51                    0.55
    Net loss from
     discontinued operations        (0.03)                   0.00
                                    -----                    ----
    Net earnings                 $   0.48                    0.55
                                 ========                    ====

  Diluted
    Net earnings from
     continuing operations       $   0.50                    0.54
    Net loss from
     discontinued operations        (0.04)                   0.00
                                    -----                    ----
    Net earnings                 $   0.46                    0.54
                                 ========                    ====

Average common shares O/S:
  Basic                            12,838                  12,838
                                   ======                  ======
  Diluted                          13,284                  13,284
                                   ======                  ======

 (1) Represents results on an adjusted basis, after removing the items described below in (2)-(4).
 (2) Represents severance charges related to the exit of the Puerto
     Rico facility.
 (3) Represents shutdown costs related to the exit of the Puerto
     Rico facility.
 (4) Represents the tax impact of items described above in (2)-(3).
 (5) Relates to the Microfiltration and Separations businesses which are classified as "discontinued operations."

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                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                     Condensed Business Segment Information
                                   (Unaudited)
                              (Dollars in millions)

                                 Three Months Ended
                                    December 31,
                                    ------------
                                 2004         2003
                                 ----         ----

    Net Sales - GAAP

     Filtration                 $ 44.0        39.9
     Communications               33.6        31.4
     Test                         26.8        25.1
                                  ----        ----
       Totals                   $104.4        96.4
                                ======        ====

    EBIT - GAAP basis(1)
      Filtration                $  7.1         3.5 (2)
      Communications               9.6         7.4
      Test                         2.1         2.2
      Corporate                   (2.3)       (2.4)
                                  ----        ----
        Totals                  $ 16.5        10.7
                                ======        ====

    Note: Prior year amounts presented above exclude the operations of the MicroSep businesses, which are classified as "discontinued operations." Depreciation and amortization expense for continuing operations was $3.1 million and $2.8 million for the quarters ended December 31, 2004 and 2003, respectively.

    (1) EBIT is defined as earnings from continuing operations before interest and taxes.
    (2) The reconciliation to Operational Revenue/EBIT for the Filtration segment is below:

                                                    Q1 FY 04
                                                    --------
                                              Net Sales      EBIT
                                              ---------      ----
    Filtration Segment - GAAP                   $39.9         3.5
    Add: Puerto Rico facility exit costs            -         0.7
                                                 ----         ---
    Filtration Segment - "Operational"          $39.9         4.2
                                                =====         ===


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Add Eleven

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                  Reconciliation of Non-GAAP Financial Measures
                                   (Unaudited)
                              (Dollars in millions)

    EBIT (1) - As Reported

                                  Three Months Ended
                                      December 31,
                                      ------------
                                   2004         2003
                                   ----         ----

    EBIT                          $16.5        10.7

    Interest income                 0.5         0.1

    Less: Income taxes              6.5         4.2
                                    ---         ---

    Net earnings from
      continuing operations       $10.5         6.6
                                  =====         ===

    (1) EBIT is defined as earnings from continuing operations before interest and taxes. Excludes the operations of the MicroSep businesses, which are classified as "discontinued operations" in fiscal 2004.


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                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets (Unaudited)
                             (Dollars in thousands)


                                        December 31,    September 30,
                                            2004             2004
                                            ----             ----

Assets
  Cash and cash equivalents              $ 60,357         $ 72,281
  Accounts receivable, net                 69,248           77,729
  Costs and estimated earnings
    on long-term contracts                  2,957            2,476
  Inventories                              48,204           44,287
  Current portion of deferred
    tax assets                             22,320           27,810
  Other current assets                      8,408            8,947
                                            -----            -----
    Total current assets                  211,494          233,530

  Property, plant and equipment, net       69,496           69,103
  Goodwill                                 69,437           68,949
  Deferred tax assets                       8,933           10,055
  Other assets                             22,252           20,803
                                           ------           ------
                                         $381,612         $402,440
                                         ========         ========


Liabilities and Shareholders' Equity
  Short-term borrowings and current
   maturities of long-term debt          $    126              151
  Other current liabilities                56,793           68,171
                                           ------           ------
      Total current liabilities            56,919           68,322
  Deferred income                           2,623            2,738
  Other liabilities                        23,485           23,396
  Long-term debt                              407              368
  Shareholders' equity                    298,178          307,616
                                          -------          -------
                                         $381,612         $402,440
                                         ========         ========


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Add Thirteen


                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                             (Dollars in thousands)

                                                    Three Months Ended
                                                    December 31, 2004
                                                    -----------------
Cash flows from operating activities:
  Net earnings                                          $ 10,523
  Adjustments to reconcile net earnings to net
    cash provided by operating activities:
    Depreciation and amortization                          3,119
    Changes in operating working capital                  (1,265)
    Effect of deferred taxes                               1,122
    Other                                                    781
                                                             ---
      Net cash provided by operating activities           14,280

Cash flows from investing activities:
  Capital expenditures                                    (2,013)
                                                          ------
    Net cash used by investing activities                 (2,013)
                                                          ------

Cash flows from financing activities:
  Proceeds from long-term debt                                --
  Net increase (decrease) in short-term borrowings            --
  Principal payments on long-term debt                       (42)
  Purchases of common stock into treasury                (24,928)
  Other, including exercise of stock options                 779
                                                             ---
    Net cash used by financing activities                (24,191)
                                                         -------
  Net decrease in cash and cash equivalents              (11,924)
  Cash and cash equivalents, beginning of period          72,281
                                                          ------
  Cash and cash equivalents, end of period              $ 60,357
                                                        ========


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                     ESCO Technologies Inc. and Subsidiaries
                  Reconciliation of Free Cash Flow - Q1 FY 2005
                             (Dollars in thousands)


                                                     Total
                                                     -----

    Net cash provided by operating activities      $ 14,280

    Less: Capital expenditures                       (2,013)
                                                     ------

    Free cash flow                                 $ 12,267
                                                   ========

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                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                          Other Selected Financial Data
                                   (Unaudited)
                             (Dollars in thousands)

Backlog And Entered
-------------------
Orders-Q1 FY 2005          Filtration   Comm.      Test      Total
-----------------          ----------   -----      ----      -----
  Beginning Backlog
   9/30/04                 $  77,753   108,661    62,664    249,078
  Entered Orders              39,213    35,308    27,129    101,650
  Sales                      (44,005)  (33,533)  (26,837)  (104,375)
                             -------   -------   -------   --------
  Ending Backlog-
   12/31/04                $  72,961   110,436    62,956    246,353
                           =========   =======    ======    =======





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